Exhibit 99.1

AVITA MEDICAL, INC. ANNOUNCES CLOSING OF OFFERING OF 3,214,250 SHARES OF COMMON STOCK

VALENCIA, CA, March 1, 2021 and MELBOURNE, Australia, March 2, 2021 – AVITA Medical, Inc. (Nasdaq: RCEL; ASX: AVH) (“AVITA Medical”), a regenerative medicine company that is developing and commercializing a technology platform that enables point-of-care autologous skin restoration for multiple unmet needs, today announced the successful closing of an underwritten registered public offering of its shares of common stock, the details of which were released to the market on February 24, 2021 (United States) / February 25, 2021 (Australia).

AVITA Medical has issued 3,214,250 shares of common stock at the offering price of US$21.50 per share. This amount includes 419,250 shares of common stock issued upon the exercise in full by the underwriters of their option to purchase additional shares. The gross proceeds from the offering are approximately US$69.1 million, before deducting underwriting discounts and commissions and estimated offering expenses.

AVITA Medical expects to use the net proceeds from the offering to fund its product development pipeline, to pursue approvals of its products for additional indications and for general corporate purposes, which may include licensing arrangements.

Piper Sandler & Co. and Cowen and Company, LLC acted as joint book-running managers for the offering. BTIG, LLC acted as lead manager and Lake Street Capital Markets, LLC acted as co-manager for the offering.

The offering was made pursuant to a shelf registration statement on Form S-3 (File No. 333-249419) that was previously filed with the Securities and Exchange Commission (the “SEC”) on October 9, 2020 and declared effective on October 16, 2020 and that was also publicly released on the Australian Securities Exchange (“ASX”). The final prospectus supplement relating to and describing the terms of the offering was filed with the SEC and released on the ASX on February 25, 2021 (in the United States) / March 1, 2021 (in Australia). A copy of these documents may be obtained by visiting EDGAR on the SEC’s website at www.sec.gov or by contacting Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, by e-mail at prospectus@psc.com, or by phone at (800) 747-3924, or Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, by telephone at (833) 297-2926 or by email at PostSaleManualRequests@broadridge.com.

This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About AVITA Medical, Inc.:

AVITA Medical is a regenerative medicine company with a technology platform positioned to address unmet medical needs in burns, chronic wounds, and aesthetics indications. AVITA Medical’s proprietary collection and application technology provides innovative treatment solutions derived from the regenerative properties of a patient’s own skin. The medical devices work by preparing a RES® REGENERATIVE EPIDERMAL SUSPENSION, an autologous suspension comprised of the patient’s skin cells necessary to regenerate natural healthy epidermis. This autologous suspension is then sprayed onto the areas of the patient requiring treatment.

AVITA Medical’s first U.S. product, the RECELL® System, was approved by the U.S. Food and Drug Administration (FDA) in September 2018. The RECELL System is indicated for use in the treatment of acute thermal burns in patients 18 years and older. The RECELL System is used to prepare Spray-On Skin™ Cells using a small amount of a patient’s own skin, providing a new way to treat severe burns, while significantly reducing the amount of donor skin required. The RECELL System is designed to be used at the point of care alone or in combination with autografts depending on the depth of the burn injury. Compelling data from randomized, controlled clinical trials conducted at major U.S. burn centers and real-world use in more than 10,000 patients globally, reinforce that the RECELL System is a significant advancement over the current standard of care for burn patients and offers benefits in clinical outcomes and cost savings. Healthcare professionals should read the INSTRUCTIONS FOR USE—RECELL® Autologous Cell Harvesting Device for a full description of indications for use and important safety information including contraindications, warnings and precautions.

In international markets, our products are marketed under the RECELL System brand to promote skin healing in a wide range of applications including burns, chronic wounds and aesthetics. The RECELL System is TGA-registered in Australia and received CE-mark approval in Europe.

Forward-Looking Statements:

This announcement contains “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995. Although the forward-looking statements in this announcement reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by AVITA Medical in the reports it has filed with the SEC, including the “Risk Factors” section of the Company’s Annual Report 10-K for the year ended June 30, 2020 for a description of the risks that may affect its business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, AVITA Medical’s actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this announcement. AVITA Medical assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this announcement, except as required by law.

For Further Information:

U.S. Media Sam Brown, Inc. Christy Curran Phone +1-615-414-8668 christycurran@sambrown.com O.U.S. Media Rudi Michelson Phone +61 (0)3 9620 3333 Mobile +61 (0)411 402 737 rudim@monsoon.com.au	Investors Westwicke Partners Caroline Corner Phone +1-415-202-5678 caroline.corner@westwicke.com

PR 20210301B.